SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): July 22, 2002

                       FIRST NIAGARA FINANCIAL GROUP, INC.
               (Exact Name of Registrant as Specified in Charter)

           Delaware                        0-23975               16-1545669
----------------------------       ---------------------     ------------------
(State or Other Jurisdiction       (Commission File No.)      (I.R.S. Employer
      of Incorporation)                                      Identification No.)


6950 South Transit Road, P.O. Box 514, Lockport, New York             14095-0514
---------------------------------------------------------             ----------
(Address of Principal Executive Offices)                              (Zip Code)

Registrant's telephone number, including area code:  (716) 625-7500
                                                     --------------



                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)

Items 1, 2, 3, 4, 6, 8 and 9:                        Not Applicable.


Item 5. Other Events

         On July 22, 2002, First Niagara Financial Group, Inc. (the "Registrant") issued a press release reporting that the Board of Directors of First Niagara Financial Group, MHC (the "MHC") has adopted a Plan of Conversion to convert the MHC to a capital stock corporation (the "Conversion"). The MHC owns approximately 62% of the outstanding common stock of the Registrant. Upon consummation of the Conversion, the MHC will cease to exist and its shares of the Registrant's stock will be cancelled. Existing shares of the Registrant's common stock held by public stockholders will be exchanged for new shares of the Registrant, pursuant to an exchange ratio that has yet to be determined and will be based on an independent appraisal.

         Additionally, the Registrant announced that it entered into a definitive merger agreement with Finger Lakes Bancorp, Inc., pursuant to which the Registrant will acquire all of the outstanding shares of Finger Lakes Bancorp, Inc. (the "Acquisition"). Finger Lakes Bancorp, Inc. is the holding company of Savings Bank of the Finger Lakes. The merger consideration will be 50% Conversion Stock and 50% cash. It is expected that the aggregate purchase price of the transaction will be approximately $67 million.

         A conference call concerning the Conversion and Acquisition announcement will be held at 2:00 p.m. Eastern Standard Time on Monday, July 22, 2002. Interested shareholders, investors and analysts should call (888) 694-4767 to participate.

         Copies of the press release and conference call presentation are filed as exhibits 99.1 and 99.2 to this report, respectively.


Item 7. Financial Statements and Exhibits

(a) Not Applicable.

(b) Not Applicable.

(c) Exhibits.


Exhibit No.                Description
-----------                -----------
99.1                       Press release dated July 22, 2002

99.2                       Conference call presentation dated July 22, 2002

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                              FIRST NIAGARA FINANCIAL GROUP, INC.



DATE: July 22, 2002       By: /s/ Paul J. Kolkmeyer
                              -------------------------------------------------
                              Paul J. Kolkmeyer
                              Executive Vice President, Chief Operating Officer and Chief Financial Officer
                              (Duly authorized representative)